Exhibit 10.1

Employment and Transition Agreement

James R. Groch

EMPLOYMENT AND TRANSITION AGREEMENT (this “Agreement”), dated as of April 21, 2020, by and between CBRE, Inc., a Delaware corporation (the “Company”) and James R. Groch (“Executive” and, together with the Company, the “Parties”).

WHEREAS, the Parties desire to enter into this Agreement to set forth certain terms (a) with respect to Executive’s continued employment with the Company and mutually planned separation from the Company as a non-retirement good leaver as of the Separation Date (defined below) and (b) provide for (i) certain payments, rights and benefits that Executive will receive, and (ii) certain restrictive covenants that will apply, both in accordance with the terms and conditions below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.Effective Date; Term.  This Agreement shall become effective on the eighth (8th) day following its execution by Executive (such date, the “Effective Date”); provided, that, Executive does not revoke this Agreement in accordance with Section 6(g) below. Subject to earlier termination in accordance with the provisions of Section 4 below, Executive shall be employed by the Company under the terms of this Agreement for the period commencing on the Effective Date and ending on June 30, 2020 (the “Term”). June 30, 2020, the date on which the Term expires, is hereafter referred to as the “Separation Date.”

2.Compensation and Benefits.  This Section 2 sets forth all of Executive’s entitlements with respect to compensation and benefits during the Term.

a.Base Salary.  During the Term, Executive will continue to be paid a base salary at the rate of $770,000 per year (“Base Salary”), which Base Salary shall be paid in periodic installments in accordance with the Company’s payroll practices.

b.Employee Benefits.  During the Term, Executive will remain eligible to participate in all employee benefit plans of the Company in accordance with the terms of such plans as in effect from time to time (the “Employee Benefits”).

c.Expense Reimbursement.  Executive will continue to be reimbursed for reasonable business expenses in accordance with Company policy as in effect from time to time; provided, that if Executive is placed on garden leave, then any travel, entertainment or other non-ordinary course expenses incurred by Executive after being placed on garden leave must be approved in advance by the Company’s Chief Executive Officer (the “CEO”).

3.Duties.  During the Term, Executive shall continue as Global Group President and Chief Investment Officer with such duties as reasonably determined by the CEO and commensurate with Executive’s title and position; provided, that, if so requested by the CEO, Executive shall recuse himself from any meetings (or segments of such meetings) of the Company’s board of directors, any committee thereof, or the Company’s executive officers in which the BCG strategy report or items of a similar nature are to be discussed; provided, further, that following the initial thirty (30) days of the Term, the Company may, in its sole discretion and subject to Section 4 below, elect to place Executive on garden leave for the remainder of the Term.  If Executive is placed on garden leave, the Company may suspend Executive from performing any further services for the Company, and/or following three (3) business days’ prior written notice to Executive, exclude Executive from Company premises, electronic mail distribution lists, computer hardware or software, or similar information or resources, but Executive (a) may not (i) undertake any other paid or unpaid work for any other company, entity or person (other than serving on the board of directors or providing other advisory work to companies outside of the real estate industry, including but not limited to WEX, Inc.), or (ii) contact any clients, customers or vendors (unless otherwise agreed by the CEO or any of the Segment CEOs in writing), (b) shall continue to owe all the duties of his employment (whether express or implied) and (c) shall continue to receive all compensation, benefits and vesting as if Executive continued as an active employee, including, but not limited to, payments of Base Salary; continued vesting in all of the Equity Awards (as defined in the Severance Plan (as defined below)) listed in Schedule 1 attached to this Agreement, which is hereby incorporated into this Agreement by reference; continued accrual toward his prorated bonus for 2020 payable under Section 5(d)(ii) of the Severance Plan; and continued participation in the Employee Benefits.  Subject to his compliance with this Section 3 if he is placed on garden leave, Executive shall continue to have the use of his Company voicemail and email accounts through the date on which his employment with the Company terminates in accordance with the terms of this Agreement.

4.Termination of Employment, Non-Retirement Good Leaver.  Except as otherwise expressly required by law or as specifically provided in this Section 4, all of Executive’s rights to salary, severance, equity awards, benefits, bonuses and other amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder.  If Executive’s employment with the Company is terminated for any reason, Executive’s sole and exclusive remedy with regard to the compensation for services shall be to receive the payments, rights, and benefits described in this Section 4, as applicable, and Executive’s rights with respect to the restricted stock units granted to Executive pursuant to each of those three CBRE Group, Inc. 2017 Equity Incentive Plan Restricted Stock Unit Agreements between the Company and Executive each dated as of December 1, 2017 (each as amended by that certain letter agreement by and between Executive and the Company, dated January 4, 2019 (the “January 2019 Letter Agreement”), collectively, the “Special Award Agreements”) shall be governed by the terms thereof and this Agreement; provided, that, for the avoidance of doubt, Executive’s separation pursuant to Section 4(c), below, shall be deemed to be a termination subject to the non-Retirement good leaver accelerated vesting provisions set forth in the first paragraph of Section 4 of each of the Special Award Agreements, as further provided below, and provided, further, that the certification required by the performance-vesting Special Award Agreements shall be in the form attached hereto as Exhibit B.

a.Death or Disability.  Executive’s employment hereunder shall terminate upon Executive’s death or Executive’s Disability (as defined in Section 2(l) of the Change in Control and Severance Plan for Senior Management effective March 24th, 2015 (the “Severance Plan”)).  Upon the termination of Executive’s employment as a result of this Section 4(a), Executive or Executive’s estate, as applicable, shall receive (i) (x) in a lump sum cash payment within ten (10) days following such date of termination or on such earlier date as may be required by applicable law (A) any unpaid Base Salary and any unused vacation pay (if any) accrued through such date of termination, and (B) any unreimbursed expenses in accordance with Company policy, and (y) any vested or accrued benefits provided for under the applicable terms of applicable Company employee benefit plans or arrangements in accordance with such terms (clauses (x) and (y), and the applicable terms of payment, but with references to Executive’s estate being replaced by references to Executive, if applicable, are hereafter referred to as the “Accrued Amounts”), (ii) accelerated vesting of the restricted stock units that are subject to the Special Award Agreements (subject to the level of performance actually achieved to the extent applicable) in accordance with the non-Retirement good leaver provisions set forth in the first paragraph of Section 4 of each of the Special Award Agreements, which Shares underlying such restricted stock units shall be delivered on the dates set forth on Schedule 1, and (iii) subject to Executive’s or Executive’s estate, as applicable, executing and not revoking the general release of claims set forth in Exhibit A hereto following the date on which Executive’s employment terminates, which release shall be delivered to Executive or Executive’s estate, as applicable, within five (5) days following the date of termination and which must be executed (and not revoked) by Executive or Executive’s estate, as applicable, within sixty (60) days following the date of termination, the severance payments, rights, and benefits provided for in Section 5.1 of the Severance Plan (i.e., such termination shall be deemed to be a Qualifying Termination under Sections 2(z) and 5.1 of the Severance Plan), including (x) the payments, benefits, Shares (as defined in the CBRE Group, Inc. 2012 Equity Incentive Plan, the CBRE Group, Inc. 2017 Equity Incentive Plan or the CBRE Group, Inc. 2019 Equity Incentive Plan, as applicable), rights, and interests set forth on the attached Schedule 1, including all cash payments, bonuses, benefits, and accelerated vesting of Equity Awards (including the restricted stock units subject to the Special Award Agreements) (collectively, the “Schedule 1 Interests”), to be paid or delivered, as applicable, on the dates and in the amounts or number of Shares (but in the case of performance-vesting Equity Awards for which the performance period has not yet ended, subject to the level of performance actually achieved) set forth on that Schedule 1 (except that for purposes of this Section 4(a) and Section 4(d), the “Separation Date” shall be deemed to be the date of the termination of Executive’s employment), (y) COBRA continuation coverage under the Company’s group health insurance plan for the 18-month period following the date of Executive’s termination of employment, with Executive (or his estate, spouse or eligible dependents, as applicable) continuing to pay the same amount of monthly premium as in effect for an active employee with the same coverage, subject to the terms and conditions of Section 5.1(f) of the Severance Plan, or as otherwise provided in Section 5.1(f) of the Severance Plan (the “Continuation Coverage”), and (z) reasonable outplacement services subject to the terms and conditions of Section 5.1(g) of the Severance Plan (“Outplacement Services”), subject to Section 14.2 of the Severance Plan which is hereby incorporated into and made part of this Agreement.

b.Termination by the Company for Cause.  At any time during the Term, the Company may terminate Executive’s employment hereunder for Cause (as defined in the Severance Plan); provided, that if the Company has placed Executive on garden leave, then thereafter, “Cause” shall instead mean either a material breach of the Restrictive Covenants (as defined below)) or Executive’s conviction of (or plea of guilty or no contest to) a felony involving moral turpitude.  Upon the termination of Executive’s employment pursuant to this Section 4(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement other than the Accrued Amounts. For avoidance of doubt, any claim that Executive has been terminated for Cause shall be resolved in accordance with the procedures applicable to a Section 16 Participant (as defined in the Severance Plan) under Sections 9.2, 13.1, and 13.2 of the Severance Plan.  For avoidance of doubt, the Company shall not be permitted to terminate Executive without Cause (other than a termination due to Disability pursuant to Section 4(a) above) following the Effective Date.

c.Termination upon the Separation Date.  Unless earlier terminated in accordance with this Section 4, Executive’s employment hereunder shall automatically terminate on the Separation Date and, upon the Separation Date, Executive shall receive the Accrued Amounts, accelerated vesting of the restricted stock units that are subject to the Special Award Agreements (subject to the level of performance actually achieved, to the extent applicable) to the Separation Date in accordance with the non-Retirement good leaver provisions set forth in the first paragraph of Section 4 of each of the Special Award Agreements, which Shares shall be delivered on the dates set forth on Schedule 1, and, subject to Executive executing and not revoking a release of claims in the form attached as Exhibit A following the Separation Date (which release shall be delivered to Executive within five (5) days following the Separation Date and which must be executed (and not revoked) by Executive within sixty (60) days following the Separation Date), the severance payments, rights and benefits provided for in Section 5.1 of the Severance Plan (i.e., such termination shall be deemed to be a Qualifying Termination for purposes of the Severance Plan), including (i) the Schedule 1 Interests, to be paid or delivered on the dates and in the amounts or number of Shares set forth in the attached Schedule 1, (ii) the Continuation Coverage, and (iii) Outplacement Services, subject to Section 14.2 of the Severance Plan which is hereby incorporated into and made part of this Agreement.

d.Settlement Dates for Time-Vesting Equity Awards Subject to Section 5.1(h) of the Severance Plan and the Time-Vesting Special Award Agreement; Net Settlement.  Notwithstanding any provision of the Severance Plan to the contrary, if any Time-Vesting Equity Awards (as defined in the Severance Plan) for which vesting is accelerated pursuant to Section 5.1(h) of the Severance Plan (including upon the Separation Date) constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, because Executive is retirement eligible under the terms of the agreements governing such Time-Vesting Equity Awards, then the restricted stock units subject to such Time-Vesting Equity Awards shall be vested as of the Separation Date, but the Shares underlying such restricted stock units shall be delivered to Executive on the date(s) the restricted stock units subject to such Time-Vesting Equity Awards would have otherwise vested, as provided in the grant notice attached to the award agreement pursuant to which the applicable Time-Vesting Equity Awards were granted and not in accordance with the rules governing such delivery that are set forth in clause (A) of Section 5.1(h)(i) of the Severance Plan; provided, that, for the avoidance of doubt, the Shares underlying the restricted stock units subject to the Time-Vesting Equity Award granted to Executive as of March 3, 2020 for which vesting is accelerated pursuant to Section 5.1(h) of the Severance Plan shall be delivered to Executive on the dates set forth in Section 5.1(h) of the Severance Plan.  In addition, Shares underlying the restricted stock units subject to the time-vesting Special Award Agreement for which vesting is accelerated to the Separation Date shall be delivered to Executive on December 1, 2023.  The Company hereby acknowledges and agrees that any and all applicable federal, state and local income, employment, payroll and other withholding and tax obligations related to the Equity Awards (including the restricted stock units subject to the Special Award Agreements) (beyond those which have already been fulfilled) shall be satisfied by using a net settlement mechanism whereby the Company will withhold a number of Shares that would otherwise be issued to Executive as permitted under the terms of the applicable equity-based plans.  Subject to its legal and regulatory obligations, the Company will reasonably cooperate with Executive regarding any tax issues, including (i) seeking a refund or offset for the Company’s prior withholding of taxes pre-paid on unvested restricted stock units subject to Equity Awards (including the restricted stock units subject to the Special Award Agreements) that Executive will not receive and (ii) Executive’s effort to obtain a refund of certain Philadelphia wage taxes; it being understood by Executive that he remains solely responsible for his own taxes and this sentence in no way implies any tax indemnity to Executive from the Company.

5.Restrictive Covenants.  Executive entered into that certain Restrictive Covenants Agreement with the Company dated as of December 1, 2017 (as amended by this Agreement, the “Restrictive Covenants Agreement”), which contains post-termination non-competition and non-solicitation of clients and employees covenants (such covenants, together with Sections 6(h)(i) and (i) of this Agreement, collectively, the “Restrictive Covenants”).  The Parties agree that the Restrictive Covenants set forth in the Restrictive Covenants Agreement shall apply to Executive at all times while he is employed by the Company and for a period commencing following the termination of Executive’s employment with the Company for any reason other than due to death and ending on June 30, 2021 (subject to the terms and conditions of Section 2.2 of the Restrictive Covenants Agreement) (the “Restricted Period”).  Notwithstanding any provision of the Restrictive Covenants Agreement to the contrary, the Parties hereby acknowledge and agree that: (a) Exhibit A of the Restrictive Covenants Agreement is hereby amended to add as Item 18 the following: “Any entity or person that provides products or services that are competitive with products or services provided by the Company Group; provided that nothing herein shall restrict any (i) passive investments in less than one percent (1%) of a broadly held public or private company, or (ii) personal investments in real estate assets (including through passive partnership interests)”; and (b) the non-solicitation of employees covenant set forth in the Restrictive Covenants Agreement shall not apply to (i) any employee of the Company Group in the Corporate Development group based in the Company Group’s Philadelphia office if such employee is requested by the Company Group to relocate more than fifty (50) miles therefrom or experiences an involuntary termination of employment with the Company, or (ii) Jennifer Diers, whom the Company also agrees to make available to Executive (for fifty percent (50%) of her time) for so long as she continues to be employed with the Company from the Effective Date through the end of the Restricted Period; provided, that Executive shall, promptly following being invoiced by the Company, reimburse the Company on a monthly basis for fifty percent (50%) of her monthly base salary, employer benefits costs and the employer portion of the associate payroll taxes, for any period of Ms. Diers’ continued employment with the Company following the Separation Date through the end of the Restricted Period and Ms. Diers shall not use the Company computers, software, e-mail etc., to provide any support to Executive after the Separation Date; provided, further, that, in the case of clause (i) only, Executive may not hire, engage or solicit for hiring or engaging, any such employee to work for any “Restricted Business” (as such term is defined in the Restrictive Covenants Agreement) or, if such business is a start-up, that Executive intends to become a “Restricted Business” within six months following the date of such solicitation or hiring, as applicable.  If Executive wishes to engage in any activity that Executive believes the Company could assert would violate the non-competition covenant in the Restrictive Covenants Agreement (as modified hereby), then Executive may contact the Company’s General Counsel in writing regarding such activity and, after Executive has provided the Company’s General Counsel with all material information the General Counsel believes to be reasonably necessary in order to enable the Company to make a determination as to whether the Company would assert that such activity would violate such non-competition covenant, if the Company responds in writing within ten (10) business days following the date that all such information necessary for the Company to make such determination has been provided by Executive that such activity would not violate such covenant or if the Company fails to respond in writing by the expiration of such 10-business day period, then Executive may engage in such activity and the Company will be estopped from asserting that such activity violates such non-competition covenant.  In the event that Executive materially breaches any of the Restrictive Covenants and, if such breach is reasonably capable of being cured, does not promptly cure such breach, then, in addition to any other remedies available to the Company in law or in equity, the Company shall have no further obligation to make any additional payments or provide any further benefits hereunder or under the Severance Plan or the Equity Awards (including the Special Award Agreements) (other than the Accrued Amounts, to the extent then unpaid); provided, that, if it is determined by the arbitrator that Executive did not materially breach any of the Restrictive Covenants, the Company shall promptly pay or provide to Executive all amounts and benefits that Executive would have been entitled to receive under the terms of this Agreement, the Severance Plan and the Equity Awards but did not receive due to the application of this sentence.  For the avoidance of doubt, Executive is not subject to any restrictive covenants under the Severance Plan (including, but not limited to, Section 7 or Exhibit B thereof) or any other plan, policy, or agreement of or with the Company or its affiliates other than as explicitly set forth in this Section 5.

6.Miscellaneous.

a.Amendments.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and either the CEO or the Company’s General Counsel.

b.Successors and Assigns.

i.This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

ii.This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

c.Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, or if sent by electronic mail.

If to Executive, to such address as shall most currently appear on the records of the Company.

With a copy to:

Richard J. Rabin

Akin Gump Strauss Hauer & Feld

One Bryant Park, 46th Floor

New York, New York 10036

Email: rrabin@akingump.com

If to the Company, to:

CBRE, Inc.

400 South Hope St., 25th Floor

Los Angeles, California 90071

Attention:  General Counsel

Email: Larry.Midler@cbre.com

d.Arbitration.  Section 13.2 of the Severance Plan is hereby incorporated into and made part of this Agreement.

e.GOVERNING LAW; JURY TRIAL WAIVER.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF PENNSYLVANIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF PENNSYLVANIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF PENNSYLVANIA TO BE APPLIED.  EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.

f.Entire Agreement.  This Agreement (including its Schedule 1 and the Schedule 1 Interests), together with the retirement provision in the January 2019 Letter Agreement, the Restrictive Covenants Agreement; any pension or welfare plan covered by Section 6(g)(ii), below; any agreements, bylaws, policies, or other documents regarding any rights to indemnification Executive may have, as set forth in Section 6(g)(iii), below; the award agreements related to the Equity Awards; the Special Award Agreements; and the specific terms of the Severance Plan cross-referenced herein including Section 8 thereof, constitute the entire agreement between the parties as of the Effective Date and supersede all previous agreements and understandings between the Parties with respect to the subject matter hereof.

g.Release.  For and in consideration of the continued employment described in Section 1 and the payments and benefits described in Section 2 and Section 4, Executive hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Executive does hereby, fully and completely forever release the Company and its past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Company Releasees or any of them, in law or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Agreement is signed by Executive, arising out of or in connection with or in relationship to Executive’s employment or other service relationship with the Company or the termination thereof, and any applicable employment, compensatory or equity arrangement with the Company, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided, that, Executive does not waive or release (i) any claims with respect to the right to enforce this Agreement (or the agreements or provisions set forth in Section 6(f) of this Agreement), (ii) claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, (iii) any rights Executive may have for indemnification from the Company or any of its affiliates or under any insurance policy, and (iv) any claims that may not be waived by law.

Notwithstanding the generality of the immediately preceding paragraph, the Released Claims include, without limitation, all of the following claims occurring up to the date this Agreement is signed by Executive: (A) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, and the Worker Adjustment and Retraining Notification Act,  all as amended, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (B) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

THIS MEANS THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS SECTION 6(G) SHALL PREVENT EXECUTIVE FROM (X) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST THE COMPANY BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS SECTION 6(G) (BUT NO OTHER PORTION OF SUCH WAIVER); OR (Y) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

Executive represents that he has read carefully and fully understands the terms of this Agreement, and that Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement. Executive acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the continued employment described in Section 1 and the payments and benefits described in Section 2 and Section 4, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement. Executive acknowledges that he could take up to twenty-one (21) days to consider whether he wants to sign this Agreement and that the ADEA gives him the right to revoke the Agreement within seven (7) days after it is signed, and Executive understands that he will not receive any payments or benefits under Section 2 or Section 4 of this Agreement (other than payment of Accrued Amounts), subject to the terms and conditions hereof, until such seven (7) day revocation period has passed and then, only if he has not revoked the Agreement. To the extent Executive has executed the Agreement within less than twenty-one (21) days after its delivery to him, Executive hereby waives the twenty-one (21) day period and acknowledges that his decision to execute the Agreement prior to the expiration of such twenty-one (21) day period was entirely voluntary. If Executive revokes this Agreement, it shall be null and void.

h.Mutual Non-Disparagement; Communications.  Following the date of this Agreement (and continuing following the termination of Executive’s employment hereunder):

(i) Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, director, or officer of any member of the Company Group in any medium to any person.

(ii)  The Company hereby agrees that neither the Company nor the executive officers of the Company Group shall defame or disparage Executive in any medium to any person.

Notwithstanding the preceding, Executive, the Company and the executive officers of the Company Group may confer in confidence with their respective legal representatives and make truthful statements as required by law or legal process.

Promptly following the execution of this Agreement, Executive and the CEO shall confer regarding the timing and content of any corporate communication regarding Executive’s departure from the Company. Executive will be provided with a reasonable opportunity to comment on any such communication before it is released, and the Company shall consider in good faith any such comments Executive may provide.

From the Separation Date through June 30, 2021, the Company shall maintain an automatic reply on Executive’s Company email account stating that as of June 30, 2020, Executive is no longer employed by the Company, and that for personal matters, he can be contacted at Executive’s personal email address (to be provided to the Company by Executive).

i.Continuing Obligation Not to Use Any Confidential Information; and Return of All Confidential Information and Other Company Property.

(i) Executive acknowledges and agrees that all confidential, proprietary, trade secret and other business information belonging to the Company Group, whether in tangible form or otherwise, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, and whether or not labeled or identified as confidential and/or proprietary, made or compiled by Executive or made available to Executive during his employment with the Company, is and remains the sole property of the Company Group which Executive shall not knowingly at any time use or disclose to any third party.

(ii) Executive agrees that Executive has an obligation to and, no later than ten (10) business days following the earlier of the date on which his employment terminates or the date on which he is placed on garden leave, shall warrant in writing that he has made a reasonable search for, and returned, all originals and all copies of all documents and records made or compiled by Executive and/or made available to Executive or provided to Executive during the period of Executive’s employment with the Company that he is aware of that contain confidential, proprietary, trade secret or other business information belonging to the Company Group, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret. No later than ten (10) business days following the earlier of the date on which his employment terminates or the date on which he is placed on garden leave, Executive shall also warrant in writing that Executive has previously destroyed any such documents or information that he is aware of and has not retained any copies of any such documents or information in any format for Executive’s own personal use or any other purposes for Executive’s own benefit or the benefit of any third party.

(iii)  In addition to returning all originals and copies (in whatever format) of all confidential, proprietary, trade secret or other business information belonging to the Company Group that Executive is aware of, Executive agrees that Executive has an obligation to, no later than ten (10) business days following the earlier of the date on which his employment terminates or the date on which he is placed on garden leave, return all other Company-owned property and materials that he is aware of, including, but not limited to, credit cards, calling cards, keys, key fobs, identification badges, files, records, product samples, marketing materials, computer disks, tablets, printers, personal digital assistants, pagers, cellular telephones and all associated accessories for technology (e.g. power cords, mouse, etc.) and shall warrant in writing at the end of such ten-business day period that he has returned all such items.  The warranties set forth in this Section 6(i) shall be in the form attached hereto as Exhibit C which, together with Exhibit B, shall be the only warranties Executive shall be required to execute in connection with this Agreement or the agreements, plans, or policies referenced in Section 6(f).  If the Company believes Executive has failed to return any property, documents, or other materials as required by this Section 6(i), it shall provide Executive with written notice of such alleged failure and provide Executive with five (5) business days to cure.

(iv)  To the extent that after signing this Agreement and providing the written warranties required by this Section 6(i), Executive becomes aware that he has access to any confidential, proprietary, trade secret or other business information belonging to the Company Group, including on any personal computer equipment or other personal electronic storage devices, or is aware or becomes aware that he has uploaded or downloaded such information to any cloud or other file sharing service to which Executive has access (including but not limited to Dropbox or Dropbox Free), Executive shall (A) make prompt reasonable steps to delete such information, and (B) not review or use such information for any purpose.

(v)  Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law.  Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance is Executive authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product without the prior written consent of the Company’s General Counsel.

j.Cooperation.  Executive shall cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding, or to provide information to the Company for any project or assignment in which he was involved during his employment, as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice and at mutually-acceptable times and locations) for interviews and factual investigations, providing testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information that he recalls, and turning over to the Company all relevant documents which are requested by the Company and which may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments).  Such services will be without additional compensation to Executive, but the Company will reimburse Executive for any reasonable travel and out-of-pocket costs and expenses (including, without limitation, attorneys’ fees and expenses in accordance with the Company’s charter and by-laws and directors and officers insurance policy) incurred by Executive in providing such cooperation.  To the extent consistent with applicable law,

Executive will provide the Company advance written notice of any subpoena or legal proceeding and perform all acts reasonably and commercially practicable, at the Company’s expense, to assist the Company to obtain a protective order to the extent the Company seeks such protection.  Furthermore, if such a protective order or other remedy is not obtained, or the Company waives compliance with the provision of this Section 6(j), Executive will furnish only such information or take only such action which his lawyers advise him is legally advisable and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded any information so furnished.  For avoidance of doubt, nothing in this Section 6(j) shall require Executive to cooperate with the Company in any dispute that arises under this Agreement or on any other any matter in which the Company’s and Executive’s interests are adverse.

k.Withholding Taxes.  The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

l.Survival.  Sections 4, 5 and 6 shall survive and continue in full force in accordance with their terms notwithstanding any termination of Executive’s employment with the Company.

m.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CBRE, Inc.

By:	/s/ LH Midler
Name: Laurence H. Midler
Title: Executive Vice President and General Counsel

Executive

/s/ James Groch
James R. Groch

[Signature page to Employment and Transition Agreement]

Exhibit A

General Release

For and in consideration of the payments and benefits described in Section 4 of the Employment and Transition Agreement (the “Agreement”) dated as of April 21, 2020, by and between CBRE, Inc., a Delaware corporation (the “Company”) and James R. Groch “(Executive”), Executive hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Executive does hereby, fully and completely forever release the Company Releasees, from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Company Releasees or any of them, in law or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this release is signed by Executive, arising out of or in connection with or in relationship to Executive’s employment or other service relationship with the Company or the termination thereof, and any applicable employment, compensatory or equity arrangement with the Company, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided, that, Executive does not waive or release (i) any claims with respect to the right to enforce the Agreement (or the agreements or provisions set forth in Section 6(f) of the Agreement), (ii) claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, (iii) any rights Executive may have for indemnification from the Company or any of its affiliates or under any insurance policy, and (iv) any claims that may not be waived by law.

Notwithstanding the generality of the immediately preceding paragraph, the Released Claims include, without limitation, all of the following claims occurring up to the date this release is signed by Executive: (A) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, and the Worker Adjustment and Retraining Notification Act,  all as amended, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (B) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

1

THIS MEANS THAT, BY SIGNING THIS RELEASE, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS RELEASE SHALL PREVENT EXECUTIVE FROM (X) INITIATING OR CAUSING TO BE INITIATED ON HIS BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST THE COMPANY BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF HIS CLAIMS UNDER ADEA CONTAINED IN THIS RELEASE (BUT NO OTHER PORTION OF SUCH WAIVER); OR (Y) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

Executive represents that he has read carefully and fully understands the terms of this release, and that Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this release. Executive acknowledges and agrees that he is executing this release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 4 of the Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the Agreement and this release, other than those set forth in the Agreement and this release. Executive acknowledges that he could take up to twenty-one (21) days to consider whether he wants to sign this release and that the ADEA gives him the right to revoke this release within seven (7) days after it is signed, and Executive understands that he will not receive any payments or benefits under Section 4 of the Agreement (other than payment of Accrued Amounts), subject to the terms and conditions thereof, until such seven (7) day revocation period has passed and then, only if he has not revoked this release. To the extent Executive has executed this release within less than twenty-one (21) days after its delivery to him, Executive hereby waives the twenty-one (21) day period and acknowledges that his decision to execute this release prior to the expiration of such twenty-one (21) day period was entirely voluntary. If Executive revokes this release, it and the Agreement shall be null and void as of the date of such revocation.

Capitalized terms used in this release but not defined herein shall have the meanings ascribed to such terms in the Agreement.

Executive

James R. Groch

2

Exhibit B

Form of Certification

Attn: Compensation Department

c/o CBRE, Inc.

2100 Ross Avenue, Suite 1600

Dallas, TX 75201

Re: Certification of Compliance with Restrictive Covenants

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment and Transition Agreement by and between CBRE, Inc. and me, dated as of April 21, 2020 (the “Transition Agreement”).

In accordance with Section 4 of the performance-vesting Special Award Agreements, I certify that I continually complied with the restrictive covenants set forth in the Restrictive Covenants Agreement (as modified in the Transition Agreement) through the Restricted Period.

______________________

James R. Groch

Date: ___________________

Exhibit C

Return of Confidential Information and Property

I warrant that I have (a) made a reasonable search for, and returned, all originals and all copies of all documents and records made or compiled by me and/or made available to me or provided to me during the period of my employment with the Company that I am aware of that contain confidential, proprietary, trade secret or other business information belonging to the Company Group, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media and whether or not labeled or identified as confidential, proprietary or trade secret, and (b) previously destroyed any such documents or information that I am aware of and have not retained any copies of any such documents or information in any format for my own personal use or any other purposes for my own benefit or the benefit of any third party.

In addition to returning all originals and copies (in whatever format) of all confidential, proprietary, trade secret or other business information belonging to the Company Group that I am aware of, I warrant that I have returned all other Company-owned property and materials that I am aware of, including, but not limited to, credit cards, calling cards, keys, key fobs, identification badges, files, records, product samples, marketing materials, computer disks, tablets, printers, personal digital assistants, pagers, cellular telephones and all associated accessories for technology (e.g. power cords, mouse, etc.).

______________________

James R. Groch

Date: ___________________

Schedule 1

James R. Groch
Separation Package
Schedule 1 Interests
Summary Upon Termination Date
	Category	Payout ($s & Shares)
Cash payment	Target cash compensation (base + target bonus) x 1.5	$2,887,500
Bonus	Prorated 2020 Bonus	$575,918
Cash	Total Payout in Cash delivered at Termination Date	$3,463,418
Shares	Total Number of Shares delivered at Termination Date (50% of 2018 Performance Award and 50% of 2020 Time Award)*	28,059

Summary of Shares Delivered After Separation Date
Delivery Date	Equity Grants	Shares***
8/11/2020	2016 Time	12,031
2/16/2021	2018 Time	9,874
2/28/2021	2019 Time	5,734
2/28/2021	2019 Performance**	9,498
3/3/2021	2017 Time	9,865
12/31/2021	2018 Performance (50%)*	22,123
12/31/2021	2019 Performance**	9,499
12/31/2021	2020 Time (50%)*	5,936
2/16/2022	2018 Time	9,875
2/28/2022	2019 Time	5,735
2/28/2023	2019 Time	5,734
3/3/2023	2020 Performance**	15,836
12/1/2023	Special Time*	18,005
12/1/2023	Special TSR**	18,269
12/31/2023	Special EPS**	18,015
Total Number of Shares delivered after Termination Date * and **		176,029

Total Number of Shares * and **	204,088

*Does not account for Shares that will be withheld to cover employment and income taxes

** For awards where the performance period has not yet ended, the number of Shares noted reflects the target number originally granted, assuming target performance; however, Executive will remain eligible to receive the maximum number of Shares that are subject to the award and the number of Shares ultimately delivered may be more or less than target depending on the performance achievement factor.  Once certified, the performance achievement factor will be applied to calculate the number of Shares due. Delivery date shown is the approximate delivery date. Shares subject to performance will be delivered as soon as practicable after the compensation committee of the board certifies the performance (but in no event later than 30 days thereafter).

*** In the event of a stock split or other event described in Section 13(a) of the CBRE Group, Inc. 2012 Equity Incentive Plan, Section 13(a) of the CBRE Group, Inc. 2017 Equity Incentive Plan or Section 12(a) of the CBRE Group, Inc. 2019 Equity Incentive Plan, as applicable, Executive’s Shares shall be treated no less favorably than those of other Company executives holding Shares.